Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT: John M. Slack
TEL 713-490-8601 ALT TEL 713-490-8544 E-MAIL jslack@castledental.com URL

Castle Dental Centers, Inc., Announces Plans to Merge with Bright Now!® Dental, Inc.

Houston, Texas, April 26, 2004—Castle Dental Centers, Inc. (CASL.OB) today announced that it has entered into an agreement to merge with Bright Now!® Dental, Inc., of Santa Ana, California. Pursuant to an Agreement and Plan of Merger, each Castle stockholder will receive $0.1572 in cash for each share of Castle common stock owned or issuable upon conversion or exercise of outstanding preferred stock, warrants, or options. Castle Dental has approximately 218 million shares of common stock outstanding on a fully diluted basis, for an aggregate purchase price of $34.4 million. In addition, Bright Now will pay off Castle Dental’s debt to its senior and senior subordinated creditors in the amount of $18.7 million.

The Boards of Directors of both companies have approved the merger agreement. Sentinel Capital Partners II, L.P., a leading New York based private equity firm with approximately $200 million of capital under management and the majority stockholder of Castle Dental, has executed a written consent approving the merger and Bright Now has executed a written consent approving the merger on behalf of its wholly owned subsidiary. Consequently, neither Castle nor Bright Now will hold stockholder meetings to seek approval of the merger. The closing of the merger is subject to the satisfaction of various conditions, including the filing of an information statement with the Securities and Exchange Commission, the distribution of such information statement to Castle’s stockholders, and the completion of financing arrangements by Bright Now. Bright Now’s financing will be led by its primary equity sponsor, Gryphon Investors, Inc. Castle Dental was advised on the transaction by Sheffield Merchant Banking Group.

John M. Slack, Chief Executive Officer of Castle Dental, said, “We are pleased to have reached an agreement with Bright Now and its investor group. We are enthusiastic about the opportunities presented by joining forces with Bright Now and believe that the proposed transaction provides liquidity for our stockholders and is in the best interests of Castle Dental and all of its constituencies, including our employees, affiliated dentists, and most important, patients.”

“Castle Dental is an outstanding company, and we are pleased that we were able to work with management to enhance performance in a relatively short time frame,” said David Lobel, Chairman of the Board of Castle Dental and Managing Partner of Sentinel Capital Partners. Sentinel acquired approximately 60% of Castle Dental in 2003. “Castle is well positioned to expand in its existing markets and we are confident that the

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talented team at Bright Now will successfully apply their expertise and resources to achieve continued growth.”

Steven C. Bilt, President and Chief Executive Officer of Bright Now, said, “Bright Now has been expanding rapidly due to significant growth in existing offices and exceptionally strong results in the new offices that we’ve developed, and we’re thrilled to have the opportunity to increase the pace of our growth.”

“Castle Dental is an excellent strategic fit for our company,” Bilt continued. “It’s a natural combination of two highly complementary businesses, both with outstanding field operating teams, similar business models, and, most important, great doctors. The company has a long and rich operating history and excellent locations that are a great supplement to our existing affiliated practices.”

“Castle is a significant addition to the Bright Now family,” said Bilt. “This merger expands our extensive national presence to nearly 300 offices in 19 states and strengthens our position as the leading company in the dental practice management field.”

Kurt Kaull, partner at Gryphon Investors, said, “Based on Gryphon’s success with Bright Now and its 2003 acquisition of Monarch Dental Corporation, we are well positioned to complete the cash acquisition of Castle Dental. We believe that Castle, based on its high quality management team, outstanding doctor base, and excellent locations, will greatly enhance Bright Now’s position as the industry leader.”

About Castle Dental Centers, Inc.

Castle Dental Centers, Inc., and its affiliated dental practices provide dental services to 73 dental offices in Texas, Florida, Tennessee, and California. Its affiliated general dentists and dental specialists, including orthodontists, pedodontists, and oral surgeons, deliver care to more than 500,000 patients per year. Based in Houston, Texas, Castle Dental traces its roots back to 1948 when Dr. Jack H. Castle began his first dental practice. Today the company and its affiliated dentists employ approximately 900 people. For more information, visit www.castledental.com.

About Bright Now!® Dental, Inc.

Bright Now!® Dental, Inc., and its subsidiaries, Monarch Dental Corporation and Newport Dental Plan, provide business support services to 200 dental offices in 18 states nationwide. Affiliated and staff dentists deliver general, specialty, and cosmetic care to more than 1.5 million patients each year. Bright Now’s mission is to take care of the time-consuming business functions of running dental practices in order to free dentists to focus on delivering high-quality dental care, superior service, and exceptional value to patients. Bright Now assumes responsibility for support services such as finance, real estate development, sales and marketing, human resources, information technology, and purchasing, while dentists retain responsibility for all clinical matters. Based in Santa Ana, Calif., Bright Now and its affiliated dentists employ approximately 3,400 people. Bright Now’s majority shareholder is Gryphon Investors, Inc., a leading middle-market private equity firm with approximately $500 million of capital under management. For more information, visit www.brightnow.com.

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Statements in this press release include “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. Information that is forward-looking in nature is subject to various risks, uncertainties and assumptions. Among the key factors that may have a direct bearing on Castle Dental Centers, Inc. are fluctuations in the economy, the degree and nature of competitions and the demand for Castle Dental’s services, changes in laws and regulations affecting the Company’s business, the ability of Castle Dental to consummate its proposed transaction with Bright Now! Dental, Inc., or the exercise by Bright Now of any termination rights it has in the merger agreement with respect to the proposed transaction, Bright Now’s ability to obtain financing to consummate the proposed transaction with Castle Dental, and numerous other factors discussed in Castle Dental’s filings with the Securities and Exchange Commission. The actual results and effects could differ materially from those currently anticipated in our forward-looking statements. Castle Dental’s forward-looking statements are given as of the date of this release and Castle Dental is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

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